Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Names Mike Doyle to Board of Directors

Saint Paul, Minn., April 7, 2011-Image Sensing Systems, Inc. (ISS) (NASDAQ: ISNS), announced today it has appointed Michael C. Doyle to its Board of Directors.  The board intends to nominate Mr. Doyle for election by the shareholders at the upcoming Annual Meeting of Shareholders to be held in May.  The addition of Mr. Doyle brings the number of ISS directors to seven.

Mr. Doyle is the Chairman and Chief Executive Officer of Econolite Group, Inc., a traffic control equipment manufacturer and distributor and parent company to Econolite Control Products, Inc.  He is also a partner in the law firm of Stone & Doyle.  Mr. Doyle was recently the Chairman of ITS America and prior to joining Econolite in 1978 was a partner in the public accounting firm Alexander Grant & Company (a predecessor to Grant Thornton LLP).

Jim Murdakes, Chairman, said, “We are pleased to have Mike join our board.  His presence will add to the strength of our 20 year partnership with Econolite, and we will benefit from his extensive industry knowledge and connections as well as from his experience in executive management, finance and legal matters.”

Mr. Doyle added, “I’d like to echo Jim’s comments on the ISS-Econolite partnership.  I firmly believe that both companies will see added benefit by our closer association.”

About Image Sensing

Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 120,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide.  The depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.